Exhibit 99.17

Amendment to the MA Supplementary Agreement

This AMENDMENT TO THE SUPPLEMENTARY AGREEMENT (the “Amendment”) is made and entered into as of July 9, 2021, between IG4 Capital Infrastructure Investments LP, an investment fund organized under the laws of Scotland (the “Offeror”), and Mario Germán Óscar Alvarado Pflucker (“Mr. Alvarado”).

Reference is made to the MA Supplementary Agreement dated July 2, 2021, entered into by the Offeror and Mr. Alvarado (the “Supplementary Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the TOSA, the Trust Agreement or the Supplementary Agreement, as applicable.

By means of this Amendment, the Offeror and Mr. Alvarado have agreed to partially amend the Supplementary Agreement, in order to replace Section 3(ii) of the Supplementary Agreement in its entirety, as follows:

“3. Encumbered MA Shares

(…)

(ii)	The possibility to transfer such MA Shares to the Trust shall be offered and made available by the Offeror to all shareholders of the Company in the same terms and conditions as those described in Section 3(i) and will be conducted in accordance with applicable Laws in the Republic of Peru and the United States of America”.

IN WITNESS WHEREOF, each of the Offeror and Mr. Alvarado has caused this Amendment to be executed by its respective officers thereunto duly authorized.

[Signature page below]

Signature page of the AMENDMENT TO THE SUPPLEMENTARY AGREEMENT dated as of July 9, 2021, by and among the Offeror and Mr. Alvarado

IG4 Capital Infrastructure Investments LP

By:	/s/ Roberto Mac Lean
Name:	Roberto Mac Lean
Title:	Authorized Person

Signature page of the AMENDMENT TO THE SUPPLEMENTARY AGREEMENT dated as of July 9, 2021, by and among the Offeror and Mr. Alvarado

Mario Germán Óscar Alvarado Pflucker:

By:	/s/ Carlos Enrique Arata Delgado
Name:	Carlos Enrique Arata Delgado
Title:	Authorized Person